EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

•Registration Statements (Form S-8 Nos. 333-161844, 333-159900, 333-158632, 333-49580, 333-73147, 333-111038, 333-146346, 333-108696, 333-185438, 333-200840,
333-214123, 333-267556, 333-283690) pertaining to the employee benefit plans of
Korn Ferry, and
•Registration Statement (Form S-3 No. 333-298739) and the related Prospectus of Korn Ferry for the registration of 3,118,628 shares if its common stock;

of our report dated June 26, 2026, except as described in Note 1 paragraph 2, as to which the date is September 9, 2026, with respect to the consolidated financial statements of Korn Ferry and subsidiaries and our report dated June 26, 2026 on the effectiveness of internal control over financial reporting of Korn Ferry and subsidiaries included in this Current Report on Form 8-K.

/s/ Ernst & Young LLP

Los Angeles, California
September 9, 2026